EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group	November 5, 2009
972-578-5000, Ext. 7440
ViewPoint Financial Group Reports
Third Quarter and Year-to-Date 2009 Earnings
Quarterly Earnings up 143.3% from 3rd Quarter 2008
PLANO, Texas, November 5, 2009 — ViewPoint Financial Group (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced unaudited financial results today for the three and nine month periods ended September 30, 2009. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q, which will be filed today and posted on our website, http://viewpointbank.com or http://viewpointfinancialgroup.com. Highlights for the quarter include:
•	Quarterly EPS more than doubled from this time last year: Basic and diluted earnings per share of $0.12, up $0.07 from the same period last year.

•	Quarterly net income increased by 143.3%: Net income for the quarter ended September 30, 2009, was $2.9 million, an increase of $1.7 million, or 143.3%, from the quarter ended September 30, 2008.

•	Purchase Program continued to fuel loan growth: $322.9 million of Purchase Program loans helped gross loans (including loans held for sale) to increase by $69.4 million, or 4.9%, from December 31, 2008.

•	Deposit growth in all categories: Deposits increased by $190.0 million, or 12.3%, from December 31, 2008.

•	Continued capital strength: The Company’s equity to total assets was 8.58%, and the Bank’s tier one capital ratio was 7.65%, exceeding the regulatory minimum of 5% for a well-capitalized institution.
“ViewPoint Financial Group posted its highest quarterly earnings per share ever,” said Gary Base, President and Chief Executive Officer. “Not only did we dramatically improve our earnings, we increased deposits and continued to show loan growth. These accomplishments in such a competitive banking environment and challenging economy are a testament to our front-line employees who are out there making relationships, attracting deposits, and making a difference in their communities.”
Results of Operations for the Three Months Ended September 30, 2009
Net income for the three months ended September 30, 2009, was $2.9 million, an increase of $1.7 million, or 143.3%, from $1.2 million for the three months ended September 30, 2008. This increase in net income was driven by higher gain on sale of loans and net interest income, as well as operating expense reductions in advertising and outside professional services expense. Our basic and diluted earnings per share for the three months ended September 30, 2009, increased by $0.07 to $0.12.
Interest income increased by $969,000, or 3.8%, from $25.4 million for the three months ended September 30, 2008, to $26.4 million for the three months ended September 30, 2009.

	Three Months Ended
	September 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest and dividend income
Loans, including fees	$21,031	$17,602	$3,429	19.5%
Securities	5,039	7,601	(2,562)	-33.7%
Interest-bearing deposits in other financial institutions	315	176	139	79.0%
Federal Home Loan Bank stock	7	44	(37)	-84.1%

	$26,392	$25,423	$969	3.8%

This increase was primarily due to an increase in interest income on loans as the average balance of loans (including loans held for sale) increased by $237.9 million, or 20.4%, from the three months ended September 30, 2008. This increase was driven by higher average balances in residential real estate (primarily a result of our Purchase Program that was introduced in July 2008) and commercial real estate loans.

Interest expense increased by $521,000, or 4.5%, from $11.7 million for the three months ended September 30, 2008, to $12.2 million for the three months ended September 30, 2009.

	Three Months Ended
	September 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest expense
Deposits	$8,545	$8,647	$(102)	-1.2%
Federal Home Loan Bank advances	3,421	2,900	521	18.0%
Repurchase agreement	206	104	102	98.1%

	$12,172	$11,651	$521	4.5%

This increase was primarily caused by increased interest expense on Federal Home Loan Bank advances. The average balance of borrowings increased by $36.8 million, or 11.6%, from the three months ended September 30, 2008, and the average rate paid on borrowings increased by 31 basis points. While volume increased in all of our deposit categories, lower rates paid on our savings, money market, and time accounts contributed to lower interest expense on deposit accounts.
Noninterest income increased by $1.7 million, or 21.9%, from $8.0 million for the three months ended September 30, 2008, to $9.7 million for the three months ended September 30, 2009.

	Three Months Ended
	September 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Noninterest income
Service charges and fees	$4,798	$5,034	$(236)	-4.7%
Brokerage fees	90	144	(54)	-37.5%
Net gain on sale of loans	3,797	2,352	1,445	61.4%
Loan servicing fees	82	69	13	18.8%
Bank-owned life insurance income	103	301	(198)	-65.8%
Valuation adjustment on mortgage servicing rights	109	—	109	100.0%
Gain (loss) on sale of foreclosed assets	495	(8)	503	6287.5%
Gain (loss) on disposition of assets	(96)	(1)	(95)	9500.0%
Other	353	90	263	292.2%

	$9,731	$7,981	$1,750	21.9%

Net gain on sale of loans increased as our mortgage banking subsidiary, ViewPoint Bankers Mortgage, Inc. (VPBM), sold $162.1 million in loans to outside investors during the three months ended September 30, 2009, compared to $67.6 million for the same period in 2008. The increase in sales can be attributed to a higher volume of one- to four-family loan originations partially due to increased refinance volume resulting from lower market interest rates. Gain on sale of foreclosed assets increased primarily due to a $440,000 recovery recognized in September 2009 on an REO property; this recovery offset losses recognized on this property throughout 2008 and 2009. Fees of $563,000 generated by our Purchase Program partially offset the decrease in service charges and fees, which was primarily attributable to a decrease in non-sufficient funds fees and a decline in debit card income as we have seen a trend of lower volume in these types of transactions.

Noninterest expense decreased by $136,000, or 0.74%, from $18.2 million for the three months ended September 30, 2008, to $18.1 million for the three months ended September 30, 2009.

	Three Months Ended
	September 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Noninterest expense
Salaries and employee benefits	$11,451	$11,427	$24	0.2%
Advertising	286	529	(243)	-45.9%
Occupancy and equipment	1,474	1,491	(17)	-1.1%
Outside professional services	460	832	(372)	-44.7%
Regulatory assessments	844	317	527	166.2%
Data processing	1,085	1,040	45	4.3%
Office operations	1,456	1,488	(32)	-2.2%
Deposit processing charges	203	245	(42)	-17.1%
Lending and collection	326	344	(18)	-5.2%
Other	485	493	(8)	-1.6%

	$18,070	$18,206	$(136)	-0.7%

The decrease in noninterest expense was primarily attributable to a decline in outside professional services expense, which was lower for the three months ended September 30, 2009, due to a decrease in consulting expense. In 2008, we employed consulting firms to streamline our processes and assist in meeting our staffing needs as we expanded our community and mortgage banking network and introduced our Purchase Program. We did not incur similar expenses during the same time period in 2009. Also, during the three months ended September 30, 2008, we recorded a litigation liability related to Visa, Inc.’s settlement with Discover Financial Services, which was covered litigation under Visa’s retrospective responsibility plan—we had no similar transactions during the same time period in 2009. Advertising expense decreased as we shifted our focus to emphasize community marketing efforts rather than mass branding campaigns. The decline in noninterest expense was partially offset by an increase in regulatory assessments expense, as FDIC deposit insurance assessment rates have increased along with an increase in assessable deposits.
The slight increase in salaries and employee benefits was primarily due to organic growth, as we had $300,000 of increased salary expense in 2009 related to five new community bank offices opened in 2008 and 2009 and the addition of our Purchase Program division in July 2008. Also, salaries increased by $230,000 due to a higher number of salaried VPBM employees, as the headcount of employees paid on a salaried basis increased from 44 employees at August 31, 2008, to 60 employees at August 31, 2009. These increases were partially offset by salary expense savings due to the closure of nine in-store banking centers in 2009.
Results of Operations for the Nine Months Ended September 30, 2009
Non-GAAP net income for the nine months ended September 30, 2009, was $8.5 million, an increase of $4.3 million, or 100.0%, from $4.2 million for the nine months ended September 30, 2008. This increase was driven by higher gain on sale of loans and net interest income. Our non-GAAP basic and diluted earnings per share for the nine months ended September 30, 2009, increased by $0.17 to $0.35. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables accompanying this press release. Net income for the nine months ended September 30, 2009, was $306,000, a decrease of $3.8 million, or 92.5%, from net income of $4.1 million for the nine months ended September 30, 2008. This decline in net income was primarily due to an $8.1 million (net of tax, using a tax rate of 34%) impairment charge on the Company’s collateralized debt obligations. We no longer have any collateralized debt obligations on our books. Net income before this impairment charge was $8.4 million, an increase of $4.3 million, or 105.2%, from the nine months ended September 30, 2008.
Interest income increased by $10.8 million, or 15.3%, from $70.8 million for the nine months ended September 30, 2008, to $81.6 million for the nine months ended September 30, 2009.

	Nine Months Ended
	September 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest and dividend income
Loans, including fees	$62,993	$47,208	$15,785	33.4%
Securities	18,066	22,360	(4,294)	-19.2%
Interest-bearing deposits in other financial institutions	543	967	(424)	-43.8%
Federal Home Loan Bank stock	10	225	(215)	-95.6%

	$81,612	$70,760	$10,852	15.3%

This increase was primarily due to an increase in interest income on loans as the average balance of loans (including loans held for sale) increased by $380.0 million, or 36.1%, from the nine months ended September 30, 2008. This increase was driven by higher average balances in residential real estate (primarily a result of our Purchase Program) and commercial real estate loans.
Interest expense increased by $4.5 million, or 13.7%, from $33.2 million for the nine months ended September 30, 2008, to $37.7 million for the nine months ended September 30, 2009.

	Nine Months Ended
	September 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Interest expense
Deposits	$26,404	$26,637	$(233)	-0.87%
Federal Home Loan Bank advances	10,782	6,341	4,441	70.0%
Federal Reserve Bank borrowings	29	—	29	100.0%
Repurchase agreement	502	196	306	156.1%

	$37,717	$33,174	$4,543	13.7%

This increase was primarily caused by increased interest expense on Federal Home Loan Bank advances. The average balance of borrowings increased by $162.6 million, or 75.0%, from the nine months ended September 30, 2008, which was partially offset by a four basis point decrease in the average rate paid for borrowings from the nine months ended September 30, 2008. While volume increased in all of our deposit categories, lower rates paid on our savings, money market, and time accounts contributed to lower interest expense on deposit accounts.
Noninterest income decreased by $6.2 million, or 25.8%, from $24.2 million for the nine months ended September 30, 2008, to $18.0 million for the nine months ended September 30, 2009.

	Nine Months Ended
	September 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Noninterest income
Service charges and fees	$14,063	$14,918	$(855)	-5.7%
Brokerage fees	229	364	(135)	-37.1%
Net gain on sale of loans	12,834	6,520	6,314	96.8%
Loan servicing fees	183	196	(13)	-6.6%
Bank-owned life insurance income	444	849	(405)	-47.7%
Gain on redemption of Visa, Inc. shares	—	771	(771)	-100.0%
Valuation adjustment on mortgage servicing rights	(102)	—	(102)	-100.0%
Impairment of collateralized debt obligation (all credit)	(12,246)	—	(12,246)	-100.0%
Gain on sale of available for sale securities	2,377	—	2,377	100.0%
Gain (loss) on sale of foreclosed assets	219	(33)	252	763.6%
Gain (loss) on disposition of assets	(1,038)	11	(1,049)	-9536.4%
Other	1,005	622	383	61.6%

	$17,968	$24,218	$(6,250)	-25.8%

Net gain on sale of loans increased as VPBM sold $518.3 million in loans to outside investors during the nine months ended September 30, 2009, compared to $193.0 million for the same period in 2008. The increase in sales can be attributed to a higher volume of one- to four-family loan originations partially due to increased refinance volume resulting from lower market interest rates. Non-interest income for the nine months ended September 30, 2009, included non-recurring losses such as a $12.2 million impairment on the remaining collateralized debt obligations, which were impaired to their fair value and sold in June 2009, and $993,000 in lease termination fees and leasehold improvement write-offs for in-store banking centers closed during the nine months ended September 30, 2009, which are reported as losses on disposition of assets.
Fees of $1.2 million generated by our Purchase Program partially offset the decrease in service charges and fees, which was primarily attributable to a decrease in non-sufficient funds fees and a decline in debit card income as we have seen a trend of lower volume in these types of transactions. Excluding the impairment related to collateralized debt obligations and the gain on sale of securities, non-interest income would have been $24.5 million, a 1.1% increase over the same time period in 2008.

Noninterest expense increased by $5.6 million, or 11.0%, from $51.0 million for the nine months ended September 30, 2008, to $56.6 million for the nine months ended September 30, 2009.

	Nine Months Ended
	September 30,		Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Noninterest expense
Salaries and employee benefits	$35,655	$31,786	$3,869	12.2%
Advertising	975	1,899	(924)	-48.7%
Occupancy and equipment	4,538	4,113	425	10.3%
Outside professional services	1,425	1,588	(163)	-10.3%
Regulatory assessments	3,250	916	2,334	254.8%
Data processing	3,127	3,110	17	0.5%
Office operations	4,424	4,497	(73)	-1.6%
Deposit processing charges	666	755	(89)	-11.8%
Lending and collection	1,001	941	60	6.4%
Other	1,579	1,438	141	9.8%

	$56,640	$51,043	$5,597	11.0%

This increase in noninterest expense was primarily due to organic growth as we have opened multiple new locations over the past year and paid additional mortgage loan production incentives due to higher mortgage originations. The increase in salary expense due to increased mortgage commissions is more than offset by a $6.3 million increase in the net gain on sale of loans, which is reported in noninterest income.
Over the past year, the Company opened five new community bank offices in Northeast Tarrant County, Oak Cliff, Grapevine, West Frisco, and Wylie and added a new Purchase Program division in July 2008, resulting in additional salary expense. This increase was partially offset by salary expense savings due to the closure of nine in-store banking centers during the nine months ended September 30, 2009. Since August 2008, VPBM has increased its salaried headcount by 16 employees, resulting in increased salary expense.
Advertising expense decreased as we shifted our focus to emphasize community marketing efforts rather than mass branding campaigns. Regulatory assessments expense increased due to increased regulatory fees, which included a $1.1 million FDIC special assessment booked as expense in the second quarter of 2009. This special assessment, adopted in May 2009, assessed FDIC-insured banks five basis points on a base of total assets less Tier One capital.
Financial Condition as of September 30, 2009
Total assets increased by $136.4 million, or 6.2%, to $2.35 billion at September 30, 2009, from $2.21 billion at December 31, 2008. The rise in total assets was primarily due to an increase in gross loans (including loans held for sale) and securities.

	September 30,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Mortgage loans:
One- to four-family	$453,892	$498,961	$(45,069)	-9.0%
Commercial	442,626	436,483	6,143	1.4%
One- to four-family construction	3,860	503	3,357	667.4%
Commercial construction	757	—	757	100.0%
Mortgage loans held for sale	350,116	159,884	190,232	119.0%
Home equity	98,917	101,021	(2,104)	-2.1%

Total mortgage loans	1,350,168	1,196,852	153,316	12.8%
Automobile loans	76,780	111,870	(35,090)	-31.4%
Other consumer loans	27,727	29,299	(1,572)	-5.4%
Commercial non-mortgage loans	24,601	18,574	6,027	32.4%
Warehouse lines of credit	—	53,271	(53,271)	-100.0%

Total non-mortgage loans	129,108	213,014	(83,906)	-39.4%

Gross loans	$1,479,276	$1,409,866	$69,410	4.9%

At September 30, 2009, mortgage loans held for sale consisted of $27.2 million of loans originated for sale by VPBM and $322.9 million of Purchase Program loans purchased for sale under our standard loan participation agreement, which enables our mortgage banking company clients to close one- to four-family real estate loans in their own name and temporarily finance their inventory of these closed loans until the loans are sold to investors approved by the Company. Our Purchase Program currently serves 20 clients and disbursed $1.42 billion in loans during the third quarter of 2009. The increase in mortgage loans held for sale over the last nine months was attributable to a $185.4 million increase in the volume of Purchase Program loans held under our standard loan participation agreement and VPBM’s increased real estate production.
We saw increases in both our commercial real estate and commercial non-mortgage portfolios, while warehouse lines of credit decreased by $53.3 million. We have decided to discontinue warehouse lines of credit and focus on our Purchase Program due to the added benefits associated with direct relationship lending. Consumer loans decreased as we have continued to reduce our emphasis on consumer lending and are focused on originating residential and commercial loans. Nevertheless, we remain committed to meeting all of the banking needs of our customers, which includes offering them competitive consumer lending products.
Our non-performing loans to total loans ratio at September 30, 2009, was 1.30% compared to 0.38% at December 31, 2008. Non-performing loans increased by $9.9 million, from $4.7 million at December 31, 2008, to $14.6 million at September 30, 2009. The increase in non-performing loans was primarily due to three commercial real estate loans totaling $7.2 million that moved to non-performing during the nine months ended September 30, 2009. We have set aside a total of $955,000 in specific valuation allowances for these three loans.
The increase in our securities portfolio of $69.9 million was primarily caused by $458.6 million of securities purchased and was partially offset by maturities and paydowns totaling $315.0 million and sales proceeds totaling $73.8 million. The sale of 22 agency residential collateralized mortgage obligations and two agency residential mortgage-backed securities, with a cost basis of $71.2 million, resulted in a $1.6 million after-tax increase to earnings. We no longer have any collateralized debt obligations in our securities portfolio.
Total deposits increased by $190.0 million, or 12.3%, to $1.74 billion at September 30, 2009, from $1.55 billion at December 31, 2008.

	September 30,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Non-interest-bearing demand	$184,869	$172,395	$12,474	7.2%
Interest-bearing demand	207,223	98,884	108,339	109.6%
Savings	144,580	144,530	50	0.0%
Money Market	533,755	482,525	51,230	10.6%
IRA savings	8,749	8,188	561	6.9%
Time	658,905	641,568	17,337	2.7%

Total deposits	$1,738,081	$1,548,090	$189,991	12.3%

We saw increases in all deposit categories, with the largest being a $108.3 million, or 109.6%, increase in interest-bearing demand accounts. This was primarily attributable to our Absolute Checking product, which currently provides a 4.0% annual percentage yield on account balances up to $50,000. This product encourages relationship accounts with required electronic transactions. Money market deposits increased due to a $50.8 million, or 11.8%, increase in consumer money market accounts. Additionally, time accounts increased primarily due to our participation in the CDARS® network. Non-interest-bearing demand accounts include $27.8 million of growth in our Purchase Program checking account, which is a non-interest-bearing demand account opened by our mortgage banking company clients who participate in the Purchase Program.
Federal Home Loan Bank advances decreased due to monthly principal paydowns. During the nine months ended September 30, 2009, the Company used deposit growth to fund loans more often than utilizing borrowings as a funding source.

Total shareholders’ equity increased by $7.4 million, or 3.8%, from $194.1 million at December 31, 2008, to $201.5 million at September 30, 2009.

	September 30,	December 31,	Dollar	Percent
	2009	2008	Change	Change
	(Dollars in Thousands)
Common stock	$262	$262	$—	0.0%
Additional paid-in capital	117,491	115,963	1,528	1.3%
Retained Earnings	109,547	108,332	1,215	1.1%
Accumulated other comprehensive income (loss)	2,354	(1,613)	3,967	245.9%
Unearned ESOP shares	(6,393)	(7,097)	704	9.9%
Treasury stock	(21,708)	(21,708)	—	0.0%

Total shareholders’ equity	$201,553	$194,139	$7,414	3.8%

This increase was primarily caused by the change in unrealized gains and losses on securities available for sale. The payment of dividends totaling $0.18 per share so far this year resulted in a $1.9 million reduction to shareholders’ equity.
About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 16 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Total cash and cash equivalents	$32,090	$32,513
Securities available for sale, at fair value	471,178	483,016
Securities held to maturity	254,103	172,343
Mortgage loans held for sale	350,116	159,884
Loans, net of allowance of $10,955- September 30, 2009, $9,068-December 31, 2008	1,117,012	1,239,708
Federal Home Loan Bank stock	15,469	18,069
Bank-owned life insurance	28,022	27,578
Premises and equipment, net	50,455	45,937
Accrued interest receivable and other assets	31,382	34,367

Total assets	$2,349,827	$2,213,415

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	184,869	172,395
Interest-bearing demand	207,223	98,884
Savings and money market	687,084	635,243
Time	658,905	641,568

Total deposits	1,738,081	1,548,090
Federal Home Loan Bank advances	344,735	410,841
Repurchase agreement	25,000	25,000
Accrued interest payable and other liabilities	40,458	35,345

Total liabilities	2,148,274	2,019,276

Total shareholders’ equity	201,553	194,139

Total liabilities and shareholders’ equity	$2,349,827	$2,213,415

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)
Interest and dividend income
Loans, including fees	$21,031	$17,602	$62,993	$47,208
Securities	5,039	7,601	18,066	22,360
Interest-bearing deposits in other financial institutions	315	176	543	967
Federal Home Loan Bank stock	7	44	10	225

	26,392	25,423	81,612	70,760
Interest expense
Deposits	8,545	8,647	26,404	26,637
Federal Home Loan Bank advances	3,421	2,900	10,782	6,341
Other borrowings	206	104	531	196

	12,172	11,651	37,717	33,174

Net interest income	14,220	13,772	43,895	37,586
Provision for loan losses	1,775	1,867	4,711	4,505

Net interest income after provision for loan losses	12,445	11,905	39,184	33,081

Noninterest income	9,731	7,981	17,968	24,218
Noninterest expense	18,070	18,206	56,640	51,043

Income before income tax expense	4,106	1,680	512	6,256
Income tax expense	1,213	491	206	2,168

Net income	$2,893	$1,189	$306	$4,088

Basic and diluted earnings per share	$0.12	$0.05	$0.01	$0.17

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Reconciliation of Non-GAAP to GAAP Net Income
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)
Net income	$2,893	$1,189	$306	$4,088

Share-based compensation expense, net of tax	316	307	915	853
Impairment of collateralized debt obligations (all credit), net of tax	—	—	8,082	—
Gain on sale of available for sale securities, net of tax	—	—	(1,569)	—
Valuation adjustment on mortgage servicing rights, net of tax	(72)	—	67	—
Loss relating to closure of in-store banking centers, net of tax	59	—	655	—
Visa litigation liability, net of tax	—	84	—	84
Reversal of Visa litigation liability, net of tax	—	—	—	(294)
Gain on redemption of Class B Visa, Inc. shares, net of tax	—	—	—	(504)

Non-GAAP net income	$3,196	$1,580	$8,456	$4,227

Basic and diluted non-GAAP earnings per share	$0.13	$0.07	$0.35	$0.18

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data
(Dollar amounts in thousands, except per share data)
(unaudited)

	Three Months Ended					Nine Months Ended
	Sept	June	Mar	Dec	Sept	Sept	Sept
	2009	2009	2009	2008	2008	2009	2008
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	24,929,157	24,929,157	24,929,157	24,929,157	24,958,368	24,929,157	25,128,775
Less: average unallocated ESOP shares	(649,537)	(672,886)	(696,319)	(722,090)	(749,177)	(672,743)	(776,000)
Less: average unvested restricted shares	(260,118)	(307,219)	(344,161)	(346,161)	(346,161)	(303,525)	(389,718)

Average shares	24,019,502	23,949,052	23,888,677	23,860,906	23,863,030	23,952,889	23,963,057
Diluted average shares	24,019,502	23,949,052	23,888,677	23,860,906	23,863,030	23,952,889	23,963,057

Net income (loss)	$2,893	$(3,831)	$1,244	$(7,403)	$1,189	$306	$4,088
EPS	$0.12	$(0.16)	$0.05	$(0.31)	$0.05	$0.01	$0.17
Non-GAAP EPS	$0.13	$0.13	$0.09	$0.08	$0.07	$0.35	$0.18

Share data at period-end:
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)	(1,279,801)

Total shares outstanding	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157	24,929,157
Location Data:
Number of full-service community bank offices	21	20	18	18	17	21	17
Number of in-store banking centers	2	3	4	12	12	2	12

Total community bank offices	23	23	22	30	29	23	29
Number of loan production offices	16	15	14	15	20	16	20

Performance Ratios [1]:
Return on assets	0.51%	-0.68%	0.22%	-1.41%	0.24%	0.02%	0.30%
Return on equity	5.78%	-7.86%	2.55%	-15.34%	2.41%	0.21%	2.69%
Noninterest income to operating revenues	26.94%	2.86%	21.29%	-26.12%	23.89%	18.04%	25.50%
Operating expenses to average total assets	3.16%	3.54%	3.33%	3.49%	3.74%	3.34%	3.71%
Efficiency ratio [2]	75.45%	71.76%	83.31%	83.47%	83.69%	76.43%	82.59%

Capital Ratios:
Equity to total assets	8.58%	8.65%	8.76%	8.77%	10.03%	8.58%	10.03%
Risk-based capital to risk-weighted assets [3]	14.33%	13.83%	10.97%	11.17%	13.68%	14.33%	13.68%
Tier 1 capital to risk-weighted assets [3]	13.60%	13.14%	10.40%	10.58%	13.05%	13.60%	13.05%

[1]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[2]	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding impairment on securities.

[3]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data, continued
(Dollar amounts in thousands, except per share data)
(unaudited)

	Three Months Ended					Nine Months Ended
	Sept	June	Mar	Dec	Sept	Sept	Sept
	2009	2009	2009	2008	2008	2009	2008
Asset Quality Data and Ratios:
Non-performing loans	$14,640	$7,337	$6,029	$4,745	$4,706	$14,640	$4,706
Non-performing assets to total assets	0.67%	0.40%	0.34%	0.29%	0.27%	0.67%	0.27%
Non-performing loans to total loans [4]	1.30%	0.62%	0.49%	0.38%	0.39%	1.30%	0.39%
Allowance for loan losses to non-performing loans	74.83%	136.24%	157.54%	191.11%	180.92%	74.83%	180.92%
Allowance for loan losses to total loans [4]	0.97%	0.84%	0.76%	0.73%	0.70%	0.97%	0.70%

Average Balances:
Loans [5]	$1,406,372	$1,429,924	$1,459,716	$1,293,372	$1,168,465	$1,432,004	$1,052,031
Securities	619,359	616,683	659,476	630,598	645,433	631,839	626,232
Overnight deposits	132,937	74,415	27,994	54,483	29,270	78,449	47,061

Total interest-earning assets	2,158,668	2,121,022	2,147,186	1,978,453	1,843,168	2,142,292	1,725,324
Deposits:
Interest-bearing demand	$180,997	$137,302	$104,381	$95,148	$83,742	$140,893	$74,216
Savings and money market	674,768	667,376	644,216	621,349	615,787	662,120	594,464
Time	659,951	672,779	662,419	567,040	503,943	665,050	509,980
FHLB advances and other borrowings	354,095	365,950	418,152	406,501	317,296	379,399	216,757

Total interest-bearing liabilities	$1,869,811	$1,843,407	$1,829,168	$1,690,038	$1,520,768	$1,847,462	$1,395,417

Yields:
Loans	5.98%	5.94%	5.68%	5.93%	6.03%	5.87%	5.98%
Securities	3.26%	4.09%	4.08%	4.59%	4.74%	3.81%	4.81%
Overnight deposits	0.95%	0.91%	0.84%	1.67%	2.41%	0.92%	2.74%
Total interest-earning assets	4.89%	5.22%	5.13%	5.39%	5.52%	5.08%	5.47%
Deposits:
Interest-bearing demand	2.16%	1.86%	1.56%	1.37%	1.23%	1.91%	0.98%
Savings and money market	1.73%	1.81%	2.10%	2.43%	2.44%	1.87%	2.39%
Time	2.82%	3.01%	3.24%	3.38%	3.68%	3.02%	4.03%
FHLB advances and other borrowings	4.10%	4.13%	3.74%	4.04%	3.79%	3.98%	4.02%
Total interest-bearing liabilities	2.60%	2.71%	2.85%	3.08%	3.06%	2.72%	3.17%
Net interest spread	2.29%	2.51%	2.28%	2.31%	2.46%	2.36%	2.30%
Net interest margin	2.63%	2.87%	2.70%	2.76%	2.99%	2.73%	2.90%

[4]	Total loans does not include loans held for sale.

[5]	Includes loans held for sale